Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Soleno Therapeutics, Inc. on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 22, 2023, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 appearing in the Annual Report on Form 10-K of Soleno Therapeutics, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
San Francisco, CA
January 2, 2024